Exhibit 5.2

September 25, 2014

Seventy Seven Energy Inc.

777 N.W. 63rd Street

Oklahoma City, Oklahoma 73116

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as Oklahoma counsel to Seventy Seven Energy Inc., an Oklahoma corporation (“SSE”) and Seventy Seven Operating LLC, an Oklahoma limited liability company (“SSO”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) by SSE and SSO of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale, from time to time, pursuant to Rule 415 under the Act, of (i) shares of SSE common stock, par value $0.01 per share (the “Common Stock”), (ii) shares of SSE preferred stock, par value $0.01 per share (the “Preferred Stock”), (iii) unsecured debt securities of SSE and/or SSO (“Debt Securities”), in one or more series, (iv) guarantees of Debt Securities (the “Guarantees of Debt Securities”) by SSE, SSO and any of the subsidiary guarantors listed on the Registration Statement as additional registrants (the “Subsidiary Guarantors”), including Nomac Drilling, L.L.C., Performance Technologies, L.L.C., PTL Prop Solutions, L.L.C., Mid-States Oilfield Supply LLC, Great Plains Oilfield Rental, L.L.C., Oilfield Trucking Solutions, L.L.C., Hodges Trucking Company, L.L.C., Keystone Rock & Excavation, L.L.C., and Seventy Seven Land Company LLC (the “Oklahoma Guarantors”) and (v) warrants to purchase any of the Debt Securities, Common Stock or Preferred Stock (the “Warrants”). The Common Stock, Preferred Stock, Debt Securities, Guarantees of Debt Securities, and Warrants are referred to collectively herein as the “Securities.”

Documents Reviewed

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Certificate of Incorporation of SSE as certified by the Oklahoma Secretary of State on September 16, 2014, (iv) the Bylaws of SSE as certified by the Secretary of the Company on September 24, 2014, (v) Certificate regarding the good standing of SSE issued by the Oklahoma Secretary of State on September 16, 2014 and (vi) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

Based on the foregoing, we are of the opinion that:

1. When, as and if (a) appropriate corporate action has been taken to authorize the issuance of the Common Stock; (b) any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities are obtained; (c) the Common Stock shall have been duly issued and delivered by SSE against payment therefor in accordance with such corporate action; and (d) certificates representing shares of the Common Stock have been duly executed by the duly authorized officers of SSE or, if uncertificated, valid book-entry notations for the issuance thereof in uncertificated form have been duly made in the share register of SSE, in accordance with applicable law, then, upon the happening of such events, such Common Stock will be validly issued, fully paid and non-assessable (provided that the consideration paid therefor is not less than the par value thereof).

2. When, as and if (a) appropriate corporate action has been taken to authorize the issuance of the Preferred Stock, to fix the terms thereof and to authorize the execution and filing of a certificate of designation relating thereto with the Oklahoma Secretary of State; (b) such certificate of designation shall have been executed by duly authorized officers of SSE and so filed by SSE, all in accordance with the laws of the State of Oklahoma; (c) any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities are obtained; (d) the Preferred Stock with terms so fixed shall have been duly issued and delivered by SSE against payment therefor in accordance with such corporate action; and (e) certificates representing shares of the Preferred Stock have been duly executed by the duly authorized officers of SSE or, if uncertificated, valid book-entry notations for the issuance thereof in uncertificated form have been duly made in the share register of SSE, in accordance with applicable law, then, upon the happening of such events, such Preferred Stock will be validly issued, fully paid and non-assessable (provided that the consideration paid therefor is not less than the par value thereof).

Qualifications, Limitations, Assumptions, and Exceptions

The opinions in this letter are subject to the following qualifications, limitations, assumptions, and exceptions:

(a) We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies.

(b) We have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

(c) This opinion is based only on the laws of the State of Oklahoma. We express no opinion about the laws of any other state or jurisdiction.

(d) We have been retained solely for the purpose of rendering certain opinions under Oklahoma law. This opinion letter is provided as a legal opinion only, effective as of the date of this letter, and not as representations or warranties of fact.

The qualifications, limitations, assumptions, and exceptions in this letter are material to the opinions expressed in this letter, and the inaccuracy of any assumptions could render these opinions inaccurate.

We have prepared this opinion letter in accordance with customary practice for the preparation and interpretation of opinions of this type. We have assumed, and your acceptance of this letter shall confirm, that you (alone or with your counsel) are familiar with this customary practice.

We hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement. We also consent to the reference to this firm appearing under the caption “Legal matters” and elsewhere in the prospectus which is part of the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ McAfee & Taft A Professional Corporation